EXHIBIT 99.2
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PRESS RELEASE


DYNAGEN, INC. CHANGES NAME TO ABLE LABORATORIES, INC.

Name Change Focuses on Core Business of
Generic Drug Development and Manufacturing

NEEDHAM, Mass.--(BUSINESS WIRE)--May 17, 2001--DynaGen, Inc. (OTCBB:DYGN - news; BSE:DYGN) today announced it has changed its name to Able Laboratories, Inc. and will trade, as of May 21, 2001, under the new symbol ABRX. The name change, approved by shareholders, is the final phase of the Company's strategic transition plan to focus solely on generic drug development, manufacturing and sales activities.

Able Laboratories, Inc., based in South Plainfield, New Jersey, operates a 46,000 square foot facility capable of producing tablets, capsules and suppositories. As part of the Company's transition strategy, over the past two years, Able has devoted significant resources to research and development (R&D) and to upgrade its facilities and equipment. As a result of its ongoing R&D, Able recently received three Food and Drug Administration (FDA) approvals for Abbreviated New Drug Applications (ANDAs) and has twelve more ANDAs pending approval. The Company expects to receive several of these approvals in the near future.

"By committing all our resources to the generic drug development business, we have been able to increase our R&D efforts and continually feed our new product pipeline," stated C. Robert Cusick, Chairman and Chief Executive Officer of Able Laboratories, Inc. "We are focusing our R&D efforts on some products where we expect little or no competition and we expect to file several more ANDAs this year with the FDA. We are positioning Able to capitalize on the expected growth in the generic market. As part of our transition, we retired all our senior debt and a substantial portion of our mezzanine debt obligations. We have a well-developed strategic plan that we believe will support near and long-term sales."

Able Laboratories (OTCBB:ABRX - news), formerly DynaGen, Inc., is a rapidly growing developer and manufacturer of generic pharmaceuticals. The focus of the Company is to develop products that offer attractive market opportunities within selected niche markets of the generic drug industry. In addition to the eight products it is currently selling, the Company has twelve products in various stages of FDA approval. The Company has completed its transition by divesting its distribution subsidiaries and is focusing on development, manufacturing and sales of generic drugs.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking Statements. Certain information included in this news release (as well as information included in oral statements or other written statements made or to be made by DynaGen, Inc./Able Laboratories, Inc.) contain statements that are forward-looking, such statements related to anticipated future revenues of the company, success of current product offerings, research and development efforts and the timeliness of Food and Drug Administration (FDA) filings and approvals. There is no assurance that the company will achieve the sales levels that will make the operation profitable or that FDA filings and approvals will be completed as anticipated. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of DynaGen, Inc./Able Laboratories. For a description of additional risks, and uncertainties, please refer to DynaGen, Inc. or Able Laboratories, Inc. filings with the Securities and Exchange Commission, including Forms 10-KSB and 10-Q.
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CONTACT:

     Investor Relations Services, Inc., New Smyrna Beach, FL
     Gary Frank, 386/409-0200